     February 12, 2007

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 of Lattice Incorporated of our report dated April 3, 2006, to the Shareholders and Board of Directors on the consolidated financial statements of Lattice Incorporated as of December 31, 2005 and 2004 and for the years then ended and to our report to the Board of Directors and Shareholders of Ricciardi Technologies Inc., dated September 19, 2006, on the balance sheets of Ricciardi Technologies, Inc. as of March 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended.

In addition, we also consent to the reference to our firm included under the heading "Experts" in this Registration Statement.

Sincerely,

Peter C. Cosmas Co., CPAs